Exhibit 3.1
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
SURMODICS, INC.
ARTICLE 6
SHARES AND THEIR TRANSFER
6.1) Certificated and Uncertificated Shares.
     (a) Form of Shares. The shares of the corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.
     (b) Form of Certificates. Each certificate of shares of the corporation shall bear the corporate seal, if any, and shall be signed by the Chief Executive Officer, or the President or any Vice President, and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer and the corporate seal upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the corporation, the certificate may be issued by the corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.
     (c) Designations. A certificate representing shares issued by the corporation shall, if the corporation is authorized to issue shares of more than one class or series, set forth upon the face or back of the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.
     (d) Classes of Uncertificated Shares. The Board of Directors may determine that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares. Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation.
6.2) Transfer of Shares. Shares of the corporation may be transferred only on the books of the corporation by the holder thereof, in person or by such person’s attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares. The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the corporation and to effect transfers of shares.

6.3) Lost Certificates. Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in a form and with one or more sureties satisfactory to the Board of Directors of at least double the value, as determined by the Board of Directors, of the stock represented by such certificate in order to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have destroyed or lost.